PROPERTY OPTION AGREEMENT

THIS AGREEMENT made as of April 4, 2007.

BETWEEN:

SHADOW CREEK MINING (hereafter referred to as "Shadow Creek Mining")

AND:

VICTORY EAGLE RESOURCES CORP. (hereafter referred to as "Victory Eagle")

WHEREAS:

A. Shadow Creek Mining owns a 100% Interest (defined below) in certain mining properties known as the West Kootenay Boundary Property (the "Property") located in the Province of British Columbia, Canada as more particularly described in Schedule "A" hereto;

B. Shadow Creek Mining has agreed to grant to Victory Eagle the exclusive right and option to acquire all of Shadow Creek Mining's Interest in and to the Property on the terms and conditions hereinafter set forth.

C. Victory Eagle will have the exclusive option to acquire, subject to the reservation of a royalty by Shadow Creek Mining and the covenant by Victory Eagle to pay a production bonus, all of Shadow Creek Mining's Interest in the Property on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained the parties hereto mutually agree as follows:

Article 1
DEFINITIONS

    For the purposes of this Agreement:

      "Affiliate" means a corporation which is (i) a subsidiary of a party hereto, (ii) a subsidiary of a corporation of which a party hereto is a subsidiary or (iii) controlled by the same corporation or person as a party hereto (where "controlled" means that more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation or person, and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation);

      "Business Day" means, for any obligation to be performed in Canada, any day (other than a Saturday or Sunday) on which banks in Vancouver, British Columbia;

      "Commencement of Commercial Production" means

        if a Mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator processed ore from the Property at 70% of its nameplate concentrating capacity, if no Mill is located on the Property, the first day on which direct shipping ore has been shipped from the Property for the purpose of earning revenues, or if the commencement of commercial production or the completion date of the mine, as described in any project financing arrangements, is fulfilled under such project financing arrangements before the dates described in (i) and (ii) above, the day on which such fulfillment occurs, but no period of time during which ore or concentrate is shipped from the Property for testing purposes, shall be taken into account in determining the date of Commencement of Commercial Production;

      "Effective Date" means April 4, 2007;

      "Expenditures" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by Victory Eagle in accordance with this Agreement, and includes, without duplication, Victory Eagle's Fee. Without limiting generality, the following categories of Expenditures shall have the following meanings:

        "Construction Expenditures" means those Expenditures recorded after a production decision and before the completion date of the mine;

        "Exploration Expenditures" means those Expenditures recorded during the exploration period prior to a decision having been made to put the Property into production by building a mine; and

        "Operating Expenditures" means those Expenditures recorded after the completion date of the mine;

      "Interest" means the undivided beneficial interest of Shadow Creek Mining in the Property, which beneficial interest is subject to the charges contemplated in Section 6.2(d);

      "Victory Eagle's Fee" means a charge for services performed by Victory Eagle's head office functions. "Head office functions" means ordinary course administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by Victory Eagle and its Affiliates which include but are not limited to the officers of Victory Eagle and their expenses, all in-house legal, accounting, human resources, insurance, taxes, payroll, data processing and employee benefit administration functions as well as office rents, office supplies, and other expenditures made for the benefit of the work performed by persons in those functions. The costs of those head office functions are not to be recovered directly as an Expenditure. However, Victory Eagle shall provide those head office functions and for that shall be entitled to a charge, in addition to the direct Expenditures, but calculated as a percentage of those Expenditures, calculated without reference to the charge itself, as follows:

        10% of Exploration Expenditures, reduced for third party contracts to 5% of the amount in excess of $50,000; and

        2% of Construction and Operating Expenditures;

      "Mill" means any crusher, concentrator and other processing facilities to be constructed on or in proximity to the Property and used for the processing of production from the Property, whether or not in conjunction with or after production from any other mineral property;

      "Mining Operations" means every kind of work done by Victory Eagle on or in respect of the Property including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection;

      "NSR Royalty" means the royalty to be paid by Victory Eagle to Shadow Creek Mining in accordance with the terms of this Agreement;

      "Option" means the sole and exclusive right and option granted by Shadow Creek Mining to Victory Eagle to acquire, subject to Shadow Creek Mining's NSR Royalty which is hereby reserved, an undivided 100% right, title and Interest in and to the Property pursuant to this Agreement;

      "Shares" means the voting common shares in the capital of Victory Eagle as presently constituted; and

    Article 2
    OPTION GRANT

    Shadow Creek Mining hereby gives and grants to Victory Eagle the Option in accordance with the terms of this Agreement.

    In order for Victory Eagle to acquire, subject to Shadow Creek Mining's NSR Royalty, an undivided 100% Interest in the Property, it must:

      within 30 days of the Effective Date issue to Shadow Creek Mining 50,000 Shares ;

      on the Effective Date pay to Shadow Creek Mining $4,500 payable in cash;

      incur the Expenditures (or make cash payments to Shadow Creek Mining for any shortfall), in the following amounts and on or before the following dates:

        US$20,000 on or before October 4, 2007; and

        a cumulative US$40,000 on or April 4, 2008;

      upon the earlier of the 30th day after Victory Eagle incurs the Expenditures contemplated in Section 2.2 (c) and April 4, 2008, pay to Shadow Creek Mining US$20,000, payable in cash or in Shares, at the election of Shadow Creek Mining in its sole discretion.

    Victory Eagle must have fulfilled all of the conditions in Section 2.2 and have exercised the Option by April 4, 2008, after which date the Option will expire.

    Provided Victory Eagle has complied with Section 2.2 hereof, the Option will have been exercised without any further action on the part of Victory Eagle and Victory Eagle shall have acquired, subject to Shadow Creek Mining's NSR Royalty, Shadow Creek Mining's Interest in the Property, and Shadow Creek Mining will promptly execute and deliver all such documents and to do all such things as may be required to transfer its Interest in the Property to Victory Eagle or its designated nominee. Victory Eagle consents to Shadow Creek Mining registering the NSR Royalty against title to the Property in the Mining Registry of British Columbia upon such transfer.

    For the purposes of Sections 2.2(a), , 2.2(b), 2.2 (d)and 3.1:

      Shadow Creek Mining must give notice to Victory Eagle of its election, where applicable, to take payment in cash or in Shares, as the case may be, and, if applicable, the name of the nominee in which the Shares should be registered, on or before the fifth Business Day after the date on which the payment required under such paragraph becomes due, and if Shadow Creek Mining does not give Victory Eagle such notice within such time period then Shadow Creek Mining will have been deemed to have elected to receive the payment in cash;

      the value of each Share (if any) to be issued shall be equal to the weighted average trading price of the Shares on the Over-the Counter Bulletin Board ( the "OTCBB")or the TSX Venture Exchange (the "TSXV"), as the case may be, for the five trading days prior to the date on which the payment required under such paragraph becomes due, such weighted average trading price to be determined by dividing the aggregate number of Shares traded on the OTCBB or the TSXV, as the case may be, for the five days prior to the date on which the determination is being made by the aggregate value of Shares traded on the TSXV or the OTCBB during such five day period;

      Victory Eagle shall issue certificates representing the Shares (if any) as soon as practicable after receiving notice from Shadow Creek Mining of its election to receive Shares, and in any event within five Business Days of receipt of such election; and

      the maximum number of Shares that Victory Eagle shall be obligated to issue to Shadow Creek Mining under such paragraphs shall be 200,000, and once Victory Eagle has issued such number of Shares to Shadow Creek Mining under this Agreement, any further payments owing by Victory Eagle to Shadow Creek Mining under such paragraphs shall be payable in cash.

    Notwithstanding anything to the contrary in this Agreement, the obligations described in Sections 2.2(a), Error! Reference source not found., 2.2(b), 2.2(d) and 3.1 shall remain obligations of Victory Eagle throughout the term of this Agreement.

    Article 3
    ADDITIONAL PAYMENT

    Subject to the restrictions set forth in Section 2.5(d), in addition to the payment obligations described in Article 2 above that Victory Eagle must make in order to exercise the Option, on the six month anniversary of the Commencement of Commercial Production on the Property, Victory Eagle will be obligated to pay to Shadow Creek Mining US$20,000 in cash or in Shares, at the election of Shadow Creek Mining in its sole discretion.

    Article 4
    TECHNICAL COMMITTEE

    Shadow Creek Mining and Victory Eagle shall form a technical committee with respect to the Property, such technical committee to consist of one member from Victory Eagle and one member from Shadow Creek Mining.

    The technical committee shall meet at least once per year, with the first meeting of the technical committee to be held no later than October 3, 2007. At each meeting of the technical committee, Victory Eagle will provide to Shadow Creek Mining evidence of and the results from the Expenditures made by Victory Eagle as of the date of the Meeting.

    Article 5
    NET SMELTER ROYALTY

    Upon the Commencement of Commercial Production on the Property, Victory Eagle will be obligated to pay to Shadow Creek Mining the NSR Royalty in accordance with Schedule "B" hereto.

    Article 6
    REPRESENTATIONS AND WARRANTIES

    Each of Shadow Creek Mining and Victory Eagle hereby represent and warrant to the other that as at the date hereof:

      it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement and this Agreement is legally binding upon it and is enforceable in accordance with its terms;

      neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party; and

      the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

    Shadow Creek Mining hereby represents and warrants to Victory Eagle that as at the date hereof:

      it holds a  100% Interest in the Property, which is registered in the name of its principal and is in good standing;

      Shadow Creek Mining has the exclusive right to enter into this Agreement and all necessary authority to dispose of an interest in and to the Property in accordance with the terms of this Agreement;

      The Property is comprised of the mining concessions which are properly and accurately described in Schedule "A" hereto;

      to the best of its knowledge, no person, firm or corporation has any proprietary or possessory interest in the Property or any right capable of becoming an interest in the Property and, no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

      there are no actual, pending or threatened actions, suits, claims or proceedings regarding the Property or any basis therefor of which it is aware;

      there are no liens, charges or encumbrances (recorded or unrecorded), and Shadow Creek Mining has not been served with any notice and is not aware of any defects or objections, materially affecting Shadow Creek Mining's rights in respect of the Property;

      to Shadow Creek Mining's knowledge, conditions on and relating to the Property and operations conducted thereon are in compliance with all applicable laws, regulations or orders including, without limitation, laws relating to environmental matters, waste disposal and storage and reclamation;

      Shadow Creek Mining has not been served with any outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto;

      Shadow Creek Mining has not received notice of any act or omission of any party which could result by notice or lapse of time in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Property; and

      any consents or approvals required by Shadow Creek Mining with respect to the grant of the Option hereunder will be obtained prior to such grant.

    The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Victory Eagle, for a period of two years with respect to the representations and warranties in Sections 6.2(e) to (j) and indefinitely with respect to the representations and warranties in Sections Error! Reference source not found. to (c) and 6.2(a) to (d), and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

    Article 7
    COVENANTS

    During the term of the Option and before Shadow Creek Mining's Interest in the Property has been transferred by Shadow Creek Mining to Victory Eagle or its designated nominee pursuant to Section 2.4, Shadow Creek Mining hereby covenants and agrees with Victory Eagle to:

      not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Victory Eagle hereunder and, without limitation, will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of the title to or its Interest in the Property, except as expressly provided under this Agreement;

      make available to Victory Eagle and its representatives all records and files in its possession relating to the Property and permit Victory Eagle and its representatives at their own expense to take abstracts therefrom and make copies thereof;

      promptly provide Victory Eagle with any and all notices and correspondence received by Shadow Creek Mining from government agencies in respect of the Property;

      do all things necessary to maintain its Interest in the Property;

      immediately notify Victory Eagle of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Property; and

      obtain the written consent of Victory Eagle prior to entering into any lease of the surface of the Property as to the terms of such proposed lease.

    During the term of the Option and before Shadow Creek Mining's Interest in the Property has been transferred by Shadow Creek Mining to Victory Eagle or its designated nominee pursuant to Section 2.4, Victory Eagle hereby covenants and agrees with Shadow Creek Mining to:

      perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with sound mining, engineering and processing methods and practices;

      provide automobile liability insurance, having a limit consistent with local practices as agreeable between the parties, and insuring against claims for bodily injury, including death, and for property damage arising out of the use of owned, leased and non-owned vehicles for the performance of any activities under this Agreement;

      provide health, accident, and unemployment insurance and worker's compensation coverage for itself and its employees, agents and contractors hired to perform the services in connection with the Property;

      keep the Property free and clear from any liens or encumbrances relating to its work on the Property;

      provide Shadow Creek Mining with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained. The annual summary shall include copies of any drill records, assays, maps, plans and all other relevant factual information and materials not previously delivered;

      do and file such assessment work or other reports required to maintain tenure to the Property in good standing;

      maintain accounts of its Expenditures on the Property in accordance with international accounting standards generally accepted in the mining industry;

      indemnify Shadow Creek Mining for any claims arising against Shadow Creek Mining, its Affiliates and the directors, officers, employees and agents thereof which may arise as a result of Victory Eagle's work and Expenditures on the Property, such indemnification to expire two years from the date of the transfer of Shadow Creek Mining's Interest to Victory Eagle or its designated nominee;

      use its commercial best efforts to incorporate the Subsidiary, and immediately upon the incorporation of the Subsidiary provide notice to Shadow Creek Mining of such incorporation, at which time all references herein to "Victory Eagle" will be deemed to be references to the Subsidiary, with the exception of the requirements to issue shares of Victory Eagle, which shall continue to be the responsibility of Victory Eagle. In addition, the requirement to make the payment contemplated by Section 3.1 shall be a joint liability of both Victory Eagle and the Subsidiary.

    Article 8
    RIGHTS AND DUTIES DURING OPTION PERIOD

    During the term of this Agreement, Victory Eagle or its designated nominee pursuant to Section 2.4:

      Victory Eagle and its employees, agents and independent contractors shall have the right to enter upon the Property and to do such prospecting, exploration, development or other mining work thereon and thereunder as is permitted by this agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and Victory Eagle shall have the right to bring upon and erect upon the Property such buildings, plant machinery and equipment as Victory Eagle may deem necessary or desirable to carry out such activities;

      Victory Eagle in its sole discretion will make any decision concerning the Expenditures; and

      Victory Eagle shall have exclusive and quiet possession of the Property.

    Article 9
    TERMINATION or forfeiture OF OPTION

    Victory Eagle shall at any time have the right to elect by notice in writing to Shadow Creek Mining not to make the payments provided for under Section 2.2, thereby forfeiting its Option to acquire the Interest.

    If Victory Eagle fails to make a payment on or before the dates specified in Section 2.2 and the default continues for 14 days after receipt by Victory Eagle of notice from Shadow Creek Mining of the default, the Option to acquire the Interest will terminate on the 30th day after receipt of such notice by Victory Eagle. If Victory Eagle cures any default in respect of a payment in accordance with this section, Victory Eagle will be deemed to have duly made the payment in respect of such default.

    If either party terminates this Agreement in accordance with this Article 9, Victory Eagle will:

      leave the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder and in a safe and orderly condition and in good standing;

      deliver to Shadow Creek Mining within 60 days of its written request, all drill cores, assay samples, pulps, rejects and copies of all maps, drill logs, assay results and other factual technical data compiled by Victory Eagle with respect to the Property;

      have the right and, if so requested by Shadow Creek Mining, the obligation, to remove from the Property within six months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of Victory Eagle;

      comply with all laws, rules, orders and regulations in effect on the date of termination with respect to reclamation and environmental rehabilitation in relation to the work performed on the Property by Victory Eagle under this Agreement; and

      leave the property in good standing with respect to any annual minimum assessment work required and payment of any applicable taxes then due on the Property,

    whereupon this Agreement will terminate and be of no further force or effect.

    Article 10
    SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

    Each party agrees that all information obtained hereunder shall be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other party, such consent not to be unreasonably withheld. Where a party releases information based on a requirement at law or under the rules and regulations of any regulatory authority or stock exchange having jurisdiction it will deliver a copy concurrently to the other party.

    Consent to disclosure of information pursuant to Section 10.1 shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its Interest, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

    Except as provided for in Section 10.1, neither party will issue any press release concerning the Property or this Agreement without first delivering a copy of the proposed release to the other for comment and if such comment is not forthcoming within two business days of such delivery, such press release may be issued without the comment or consent of the other but a copy will be delivered to such other party concurrently with its release by such party.

    No party shall be liable to any other for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

    Article 11
    RESTRICTIONS ON TRANSFER

    The restrictions on transfer described in Sections　11.2 to 11.4 shall apply during the term of the Option only, and, subject to Section　11.6, subsequent to the term of the Option either party may sell, transfer, assign or otherwise dispose of its right, title and interest in and to this Agreement and any of its rights hereunder in its sole discretion.

    Subject to Section 11.4, any party may sell, transfer, assign or otherwise dispose of ("Assign", or an "Assignment") all or any portion of its right, title and interest in and to this agreement to a third party ("New Party") only with the consent of the other parties hereto, which consent may be withheld for any reason.

    Notwithstanding the foregoing, either party may, without the consent of the other, Assign any or all of its Interest or its rights under this Agreement to an Affiliate, provided that such Affiliate first complies with the provisions of Section　11.4 and agrees with the other parties in writing to re-transfer such Interest to the originally assigning party before ceasing to be an Affiliate of such party.

    Before the completion of any Assignment by a party of its Interest or rights under this Agreement, to an Affiliate or otherwise, the New Party shall, at the election of the parties not selling, enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement.

    Each party agrees that its failure to comply with the restrictions set out in this Article would constitute an injury and damage to the other party impossible to measure monetarily and, in the event of any such failure the other party shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any Interest or assignment of any rights under this Agreement save in accordance with the provisions of this section, and any party intending to make a sale or making a sale contrary to the provisions of this section hereby waives any defence it might have in law to such injunctive relief.

    Subsequent to the term of the Option and upon exercise of the Option by Victory Eagle and the transfer by Shadow Creek Mining of its Interest to Victory Eagle, Victory Eagle shall not transfer, assign or otherwise dispose of all or any portion of its right, title and interest in and to this Agreement, its rights hereunder or the Property to any third party without first causing the assignee to deliver to Shadow Creek Mining an agreement between the assignee and Shadow Creek Mining, in a form satisfactory to Shadow Creek Mining, acting reasonably, under which such assignee acknowledges the NSR Royalty and covenants to pay the NSR Royalty to Shadow Creek Mining on the same terms and conditions as under this Agreement.

    Article 12
    AMALGAMATION OR REORGANIZATION

    The provisions of Article 11 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing substantially all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

    Article 13
    NOTICE

    Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by sending the same by telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

      if to Shadow Creek Mining at:

      Shadow Creek Mining
      Suite 105-5455 Balsam Street, Vancouver

      Attention: President
      Facsimile No.: (604) 263.1290

      if to Victory Eagle at:

    Victory Eagle Minerals Corp.
    1559 Rupert Street, North Vancouver

    V7J 1G3

    Attention: Ludvik Rolin
    Facsimile No.: 604.990.9605

    Any notice, direction or other instrument will, if delivered, be deemed to have been given and received on the day after it was delivered, and if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given or received on the day it was so sent, if sent during the normal business hours of the recipient and otherwise on the first business day following the day it was so sent.

    Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

    Article 14
    FURTHER ASSURANCES

    The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

    Article 15
    MANNER OF PAYMENT

    All references to monies hereunder shall be in lawful currency of the United States of America. All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

    Article 16
    TIME OF ESSENCE

    Time shall be of the essence in the performance of this Agreement.

    Article 17
    HEADINGS

    The headings of the sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

    Article 18
    ENUREMENT

    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

    Article 19
    FORCE MAJEURE

    Neither party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control including, but not limited to adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

    A party relying on the provisions of Section 19.1 will promptly give written notice to the other of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event described in Section　20.1. If an Intervening Event continues for a period of more than one year, the parties hereto will enter into negotiations to amend or terminate this Agreement, as appropriate.

    A party relying on the provisions of Section 19.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible. A party relying on the provisions of Section 19.1 will give written notice to the other as soon as such Intervening Event ceases to exist.

    During an Intervening Event Shadow Creek Mining will use its commercially reasonable efforts to maintain its Interest in the Property, and Victory Eagle shall provide to Shadow Creek Mining any funds required to make any payments to any governmental agencies or bodies with respect to the Property necessary in order for Shadow Creek Mining to maintain its Interest.

    Article 20
    DEFAULT

    Notwithstanding anything in this Agreement to the contrary, if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting party shall not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default.

    Article 21
    ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

    Article 22
    GOVERNING LAW AND ARBITRATION

    This Agreement shall be governed by and construed according to the laws of the State of Nevada.

    Any dispute arising under this Agreement will be determined by a panel of three arbitrators, one of which will be appointed by Victory Eagle, one of which will be appointed by Shadow Creek Mining and one of which will be appointed by Victory Eagle and Shadow Creek Mining jointly, as follows:

      either party may refer any such matter to arbitration by written notice to the other and, within ten Business Days after receipt of such notice, the parties will agree on the appointment of an arbitrator;

      no person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

      upon appointment in accordance with section (a), the arbitrator will immediately proceed to hear and determine the matter in question and unless otherwise agreed, such hearing shall take place in Vancouver, British Columbia;

      the determination by the arbitrator will be made within 45 days after his appointment subject to any reasonable delay due to unforeseen circumstances and the decision of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by such decision;

      if the parties cannot agree on a single arbitrator as provided in section (b), or if the person appointed is unwilling or unable to act, either party will have the right to request the Court to mediate in the appointment of a mutually acceptable arbitrator; and

      the arbitrators' fees shall be paid by both parties in equal parts during the course of the arbitration, but upon final decision of the dispute, the panel of arbitrators shall determine the responsibility for the payment of all arbitration costs, and if the arbitrators do not make such a determination then the unsuccessful party shall pay all arbitration costs, including the amounts paid by the prevailing party.

    Article 23
    EXECUTION

    This Agreement may be executed by each of Victory Eagle and Shadow Creek Mining in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

SHADOW CREEK MINING
By:
Authorized Signatory
VICTORY EAGLE MINERALS CORP.
By:
Authorized Signatory

SCHEDULE "A"

WEST KOOTENAY BOUNDARY PROPERTY

The Property is comprised of the tenure number and CellID numbers below:

Tenure No.: 554505

CellID:

082E11B008A 082E11B008B 082E11B008C 082E11B008D

082E11B009A 082E11B009B 082E11B009C 082E11B009D

082E11B018A 082E11B018B 082E11B018C 082E11B018D

082E11B019A 082E11B019B 082E11B019C 082E11B019D

082E11B028A 082E11B028B 082E11B028C 082E11B028D

082E11B029A 082E11B029B 082E11B029C 082E11B029D

SCHEDULE "B"

DEFINITION, CALCULATION AND PAYMENT OF NSR ROYALTY

The NSR Royalty is the percentage royalty provided in the body of the Agreement to which this Schedule "B" is attached and calculated and paid by Victory Eagle to Shadow Creek Mining in accordance with the following provisions:

  Definitions

    Unless otherwise set forth below, all capitalized terms used in this Schedule shall have the meaning ascribed to them in the Agreement.

    "Calendar Quarter" means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

    "Mineral Price Quotation" means the final sale price of gold as quoted on the London Metals Exchange, as published in Metals Week or a similar publication.

    "Net Smelter Returns" or "NSR" means:

        where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the gross amount received from the purchaser following sale thereof after deduction (i) if applicable under the sale contract, of all smelter or refinery charges, penalties and other deductions; (ii) of all costs of transporting and insuring the ores or concentrates from the mine to the smelter, refinery or other place of final delivery; and (iii) of sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of Victory Eagle; and

        where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter or refinery and a portion of the metals recovered therefrom are delivered to, and sold by Victory Eagle, the gross amount received from the purchaser following sale of the metals so delivered, after deduction of (i) all smelter or refinery charges, penalties and other deductions; (ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter or refinery; (iii) if applicable under the smelter or refining contract, all costs of transporting and insuring the metals from the smelter or refinery to the place of final delivery by the purchaser; and (iv) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of Victory Eagle, and where any ores or concentrates are sold to, or treated in, a smelter or refinery owned or controlled by Victory Eagle, the pricing for that sale or treatment will be established by Victory Eagle on an arm's length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

  NSR Royalty

    Upon the Commencement of Commercial Production, each Calendar Quarter Victory Eagle shall be obligated to pay and Shadow Creek Mining shall be entitled to receive the NSR Royalty as follows:

        for gold produced from the Property:

        (i) 1.5% of Net Smelter Returns if the average Mineral Price Quotation for gold over the Calendar Quarter for which the NSR Royalty is being paid is less than US$600 per ounce; or

        (ii) 2% of Net Smelter Returns if the average Mineral Price Quotation for gold over the Calendar Quarter for which the NSR Royalty is being paid is equal to or greater than US$600 per ounce; and

        for all other minerals produced from the Property, 1.75% of Net Smelter Returns.

    Victory Eagle shall, within 60 days of the end of each Calendar Quarter, as and when any Net Smelter Returns are available for distribution:

        pay or cause to be paid to Shadow Creek Mining that percentage of the Net Smelter Returns to which Shadow Creek Mining is entitled under the Agreement;

        deliver to Shadow Creek Mining a statement indicating:

  (i) the gross amounts received from the purchaser contemplated in the definition of "Net Smelter Returns" in subsection 1.01 of this Schedule　"B";

  (ii) the deductions therefrom in accordance with the definition of "Net Smelter Returns" in subsection 1.01 of this Schedule "B";

  (iii) the amount of Net Smelter Returns remaining; and

  (iv) the amount of those Net Smelter Returns to which Shadow Creek Mining is entitled;

  supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable Shadow Creek Mining to verify the gross amount payable by the smelter or other purchaser.

  Adjustments and Verification

    Payment of any Net Smelter Returns by Victory Eagle shall not prejudice the right of Victory Eagle to adjust any statement supporting the payment; provided, however, that all statements presented to Shadow Creek Mining by Victory Eagle for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Victory Eagle gives notice to Shadow Creek Mining claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

    Victory Eagle shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

    Shadow Creek Mining shall, upon 30 days' notice in advance to Victory Eagle, have the right to request that Victory Eagle have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

    The cost of the audit certificate shall be solely for Shadow Creek Mining's account unless the audit certificate discloses material error in the calculation of Net Smelter Returns, in which case Victory Eagle shall reimburse Shadow Creek Mining the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.

  Victory Eagle to Determine Operations

    Victory Eagle will have complete discretion concerning the nature, timing and extent of all exploration, development mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. Victory Eagle will owe Shadow Creek Mining no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which Victory Eagle may determine in its sole and unfettered discretion. Victory Eagle may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. Victory Eagle will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

  Commingling

    Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

  Trading Activities

    Victory Eagle may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements ("Trading Activities") which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that Shadow Creek Mining shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.